Tredegar Corporation	Contact:
Corporate Communications	D. Andrew Edwards
1100 Boulders Parkway	Phone: 804/330-1041
Richmond, Virginia 23225	Fax: 804/330-1777
E-mail: invest@tredegar.com	E-mail: daedward@tredegar.com
Web Site: www.tredegar.com
FOR IMMEDIATE RELEASE

TREDEGAR REPORTS SECOND-QUARTER RESULTS

RICHMOND, Va., August 5, 2008 – Tredegar Corporation (NYSE:TG) reported second-quarter net income from continuing operations of $8.9 million (26 cents per share) compared to $10.6 million (27 cents per share) in the second quarter of 2007. Earnings from continuing manufacturing operations in the second quarter were $9.6 million (28 cents per share) versus $10.6 million (27 cents per share) last year. Second-quarter sales from continuing operations decreased slightly to $234.0 million from $234.9 million in 2007. On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada. All historical results for this business have been reflected as discontinued operations in the accompanying financial tables.

A summary of results for continuing operations for the three and six months ended June 30, 2008 and 2007 is shown below:

(In Millions, Except Per-Share Data)	Three Months Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007
Sales	$234.0	$234.9	$462.5	$479.8

Income from continuing operations as reported under generally accepted accounting principles (GAAP)	$8.9	$10.6	$12.7	$21.7
After-tax effects of:
Loss associated with plant shutdowns, asset impairments and restructurings	1.0	-	3.7	.6
(Gains) losses from sale of assets and other items	(.3)	-	(.8)	-
Income from continuing manufacturing operations*	$9.6	$10.6	$15.6	$22.3

Diluted earnings per share from continuing operations as reported under GAAP	$.26	$.27	$.37	$.55
After-tax effects per diluted share of:
Loss associated with plant shutdowns, asset impairments and restructurings	.03	-	.11	.01
(Gains) losses from sale of assets and other items	(.01)	-	(.03)	-
Diluted earnings per share from continuing manufacturing operations*	$.28	$.27	$.45	$.56

* The after-tax effects of unusual items, plant shutdowns, asset impairments and restructurings, and gains or losses from sale of assets and other items have been presented separately and removed from net income and earnings per share from continuing operations as reported under GAAP to determine Tredegar’s presentation of income and earnings per share from continuing manufacturing operations. Income and earnings per share from continuing manufacturing operations are key financial and analytical measures used by Tredegar to gauge the operating performance of its continuing manufacturing businesses. They are not intended to represent the stand-alone results for Tredegar’s continuing manufacturing businesses under GAAP and should not be considered as an alternative to net income or earnings per share as defined by GAAP. They exclude items that we believe do not relate to Tredegar’s ongoing manufacturing operations.

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TREDEGAR EARNINGS, page 2

John D. Gottwald, Tredegar’s president and chief executive officer, said: “Earnings from continuing manufacturing operations increased by 1 cent per share or 3.7% in the second quarter of 2008 compared with the second quarter of 2007 due to accretion from share repurchases, higher pension income and adjustments to accruals for performance-based compensation programs. Operating profits declined in both films and continuing operations in aluminum extrusions. Operating profits in films, which continue to fluctuate from quarter-to-quarter, declined by 2.1% in the second quarter of 2008 compared with 2007. Competitive pressures, particularly for personal care materials, packaging materials and lower value surface protection films, have had an adverse impact on volume and profits. Future operating profit levels in films will depend on our ability to deliver product innovations, reduce costs and pass-through unprecedented increases in resin prices and energy costs. During the first quarter of 2008, we announced a restructuring that included a 6% reduction of films’ workforce that is expected to save $4.2 million on an annualized basis.”

Mr. Gottwald continued: “The aluminum extrusions industry in the U.S. continues to suffer from a cyclical downturn. Volume in our continuing operations declined by 14.7% in the second quarter of 2008 compared with the second quarter of last year, with demand down in most market segments. Operating profits declined by $2.9 million or 55%, primarily due to the decrease in volume. We see no rebound in sight. We’re very focused on controlling our variable costs and reducing fixed costs to minimize the adverse impact of the volume drop on profits.”

Mr. Gottwald further stated: “We repurchased 381,200 shares of our stock during the second quarter bringing total repurchases to 5.7 million shares over the last twelve months ended June 30, 2008. Our balance sheet remains strong with debt net of cash of $8.5 million at June 30, 2008, down from $33.8 million at December 31, 2007.”

MANUFACTURING OPERATIONS
Film Products

Second-quarter net sales (sales less freight) in Film Products were $135.5 million, up 4.0% from $130.3 million in the second quarter of 2007, while operating profit from ongoing operations decreased to $13.5 million in the second quarter of 2008 from $13.8 million in 2007. Volume was 56.8 million pounds in the second quarter of 2008, down 6% from 60.4 million pounds in the second quarter of 2007.

Net sales in Film Products for the first six months of 2008 were $267.8 million, up slightly from $266.3 million in the first six months of 2007. Operating profit from ongoing operations was $24.3 million in the first six months of 2008, down 20.6% from $30.6 million in the first six months of last year. Volume was 114.8 million pounds in the first six months of 2008, down 8.7% from 125.7 million pounds in the first six months of 2007.

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TREDEGAR EARNINGS, page 3

Volume was down in the second quarter and first half of 2008 compared with last year primarily due to a decrease in sales of lower value surface protection films, personal care materials and packaging materials. Net sales increased due to appreciation of the U.S. dollar value of currencies for operations outside of the U.S. and higher selling prices from the pass-through of higher resin costs, partially offset by the decline in volume.

Operating profit from ongoing operations decreased in the second quarter and first half of 2008 versus 2007 due primarily to competitive pressures, particularly for personal care materials, packaging materials and lower value surface protection films. In addition, operating profit benefited from appreciation of the U.S. dollar value of currencies for operations outside of the U.S. but was adversely affected by the lag in the pass-through of increases in resin costs. Higher energy costs also had an adverse impact on results. Unfavorable variances were partially offset by cost reduction efforts. Film Products has index-based pass-through raw material cost agreements for the majority of its business. However, under certain agreements, changes in resin prices are not passed through for an average period of 90 days.
Capital expenditures in Film Products were $7.1 million in the first six months of 2008 compared with $8.7 million in the first six months of last year, and are projected to be approximately $25 million in 2008. Depreciation expense was $17.8 million in the first six months of 2008 compared with $16.5 million in the first six months of last year, and is projected to be approximately $34 million in 2008.

Aluminum Extrusions

Second-quarter net sales from continuing operations in Aluminum Extrusions were $92.7 million, down 6.7% from $99.4 million in the second quarter of 2007. Operating profit from ongoing U.S. operations decreased to $2.4 million in the second quarter of 2008, down 55% from $5.3 million in the second quarter of 2007. Volume from continuing operations decreased to 35.4 million pounds in the second quarter of 2008, down 14.7% from 41.5 million pounds in the second quarter of 2007.

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TREDEGAR EARNINGS, page 4
Net sales in Aluminum Extrusions for the first six months of 2008 were $183.7 million, down 9.6% from $203.2 million in the first six months of 2007. Operating profit from ongoing U.S. operations was $3.9 million in the first six months of 2008, down 61% from $10.0 million in the first six months of last year. Volume was 72.5 million pounds in the first six months of 2008, down 13.6% from 83.9 million pounds in the first six months of 2007.

The decreases in net sales and ongoing operating profit from continuing operations in the second quarter and first half of 2008 compared with last year were mainly due to lower volume. Higher charges for bad debts also had an adverse impact on profits (bad debt charges increased by approximately $700,000 in the second quarter and $850,000 in the first half of 2008 versus last year). Shipments declined in most markets. Higher natural gas costs were mostly offset by an energy surcharge.

Capital expenditures for continuing operations in Aluminum Extrusions were $3.3 million in the first half of 2008 compared with $2.8 million in the first half of last year, and are projected to be approximately $18 million in 2008. In January 2008, Tredegar announced plans to spend approximately $24 million over the following 18 months to expand the capacity at its plant in Carthage, Tennessee. In 2007, approximately 65% of the sales of aluminum extrusions from operations in the U.S. were related to non-residential construction, and this additional capacity will increase Tredegar’s capabilities in this sector. Depreciation expense was $4.0 million in the first half of 2008 compared with $4.2 million in the first half of last year, and is projected to be approximately $7.8 million in 2008.

On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of $25.5 million to an affiliate of H.I.G. Capital. The purchase price is subject to adjustment based upon the actual working capital of the business at the time of sale. The final purchase price is estimated at $24.6 million, with the decline from the amount estimated at February 12, 2008 due to the excess of estimated working capital over actual working capital. Tredegar expects to realize cash income tax benefits in 2008 from the sale of approximately $12 million. All historical results for this business have been reflected as discontinued operations in the accompanying financial tables.

OTHER ITEMS

Net pension income from continuing operations was $1.6 million in the second quarter and $3.1 million in the first six months of 2008, a favorable change of $826,000 (2 cents per share after taxes) and $1.7 million (3 cents per share after taxes), respectively, from amounts recognized in the comparable periods of 2007. Most of the favorable changes relate to a pension plan that is reflected in “Corporate expenses, net” in the operating profit by segment table. The company contributed approximately $167,000 to its pension plans for continuing operations in 2007 and expects to contribute a similar amount in 2008. Corporate expenses, net also declined due to adjustments to accruals for certain performance-based compensation programs.

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TREDEGAR EARNINGS, page 5

Interest expense was $557,000 in the second quarters of 2008 and 2007, and $1.4 million in the first half of 2008 and 2007, with higher average debt levels offset by lower average interest rates.

The effective tax rate used to compute income taxes from continuing manufacturing operations was 36.6% in the second quarter of 2008 compared with 34.9% in the second quarter of 2007, and 37.5% in the first half of 2008 compared with 34.9% in the first half of 2007. The increase in the effective tax rate for continuing manufacturing operations for 2008 versus 2007, which had an unfavorable impact of approximately 1 cent per share during the second quarter and 2 cents per share in the first half of 2008, was mainly due to higher effective tax rates for operations outside of the U.S., expiration at December 31, 2007 of the research & development tax credit and lower income tax benefits expected for the Domestic Production Activities Deduction, partially offset by a lower state income tax effective rate.

Overall results for continuing operations for the quarter include special items. After-tax net charges for continuing operations for plant shutdowns, asset impairments and restructurings and gains and losses from the sale of assets and other items were 2 cents per share in the second quarter of 2008 (none in the second quarter of 2007). After-tax net charges for continuing operations for plant shutdowns, asset impairments and restructurings and gains and losses from the sale of assets and other items were 8 cents and 1 cent per share in the first half of 2008 and 2007, respectively. Further details regarding these items are provided in the financial tables included with this press release.

Tredegar’s investment in Harbinger Capital Partners Special Situations Fund, L.P. had a reported capital account value of $31.8 million at June 30, 2008, compared with $23.0 million at December 31, 2007. This investment has a carrying value in Tredegar’s balance sheet of $10 million, which represents the amount invested on April 2, 2007.

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TREDEGAR EARNINGS, page 6

CAPITAL STRUCTURE AND ADJUSTED EBITDA

Net debt (debt in excess of cash) was $8.5 million at June 30, 2008, compared with net debt of $33.8 million at December 31, 2007. Adjusted EBITDA from continuing manufacturing operations, a key valuation and borrowing capacity measure, was $99.8 million in the twelve months ended June 30, 2008, down from $107.9 million in 2007. See notes to financial statements and tables for reconciliations to comparable GAAP measures.

On January 7, 2008, Tredegar announced that its board of directors approved a share repurchase program whereby management is authorized at its discretion to purchase, in the open market or in privately negotiated transactions, up to 5 million shares of Tredegar’s outstanding common stock. This share repurchase program replaced Tredegar’s previous share repurchase authorization. The authorization has no time limit. During the second quarter of 2008, Tredegar repurchased 381,200 shares for $5.6 million. During the first half of 2008, Tredegar repurchased 850,500 shares for $12.9 million. As of June 30, 2008, Tredegar had approximately 33.9 million common shares outstanding.

FORWARD-LOOKING AND CAUTIONARY STATEMENTS

Some of the information contained in this press release may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. When we use the words “believe,” “estimate,” “anticipate,” “expect,” “project,” “likely,” “may” and similar expressions, we do so to identify forward-looking statements. Such statements are based on our then current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  It is possible that our actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in these forward-looking statements. Factors that could cause actual results to differ from expectations include, without limitation: Film Products is highly dependent on sales to one customer — The Procter & Gamble Company; growth of Film Products depends on its ability to develop and deliver new products at competitive prices; sales volume and profitability of continuing operations in Aluminum Extrusions is cyclical and highly dependent on economic conditions of end-use markets in the U.S., particularly in the construction, distribution and transportation industries and are also subject to seasonal slowdowns; our substantial international operations subject us to risks of doing business in foreign countries, which could adversely affect our business, financial condition and results of operations; our future performance is influenced by costs incurred by our operating companies including, for example, the cost of energy and raw materials; and the factors discussed in the reports Tredegar files with or furnishes to the Securities and Exchange Commission (the “SEC”) from time-to-time, including the risks and important factors set forth in “Risk Factors” in Part I, Item 1A of Tredegar’s 2007 Annual Report on Form 10-K filed with the SEC.

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TREDEGAR EARNINGS, page 7

Tredegar does not undertake to update any forward-looking statement made in this press release to reflect any change in management's expectations or any change in conditions, assumptions or circumstances on which such statements are based.

To the extent that the financial information portion of this release contains non-GAAP financial measures, it also presents both the most directly comparable financial measures calculated and presented in accordance with GAAP and a quantitative reconciliation of the difference between any such non-GAAP measures and such comparable GAAP financial measures. Accompanying the reconciliation is management’s statement concerning the reasons why management believes that presentation of non-GAAP measures provides useful information to investors concerning Tredegar’s financial condition and results of operations.

Based in Richmond, Va., Tredegar Corporation is a global manufacturer of plastic films and aluminum extrusions.

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TREDEGAR EARNINGS, page 8

Tredegar Corporation
Condensed Consolidated Statements of Income
(In Thousands, Except Per-Share Data)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 30		June 30
	2008	2007	2008	2007

Sales	$234,008	$234,882	$462,488	$479,769
Other income (expense), net	663	160	1,220	453
	234,671	235,042	463,708	480,222

Cost of goods sold (a)	196,249	194,597	390,488	397,249
Freight	5,797	5,210	10,898	10,265
Selling, R&D and general expenses	17,139	18,290	36,108	36,949
Amortization of intangibles	31	38	63	75
Interest expense	557	557	1,438	1,381
Asset impairments and costs associated with exit and disposal activities (a)	1,219	125	5,159	858
	220,992	218,817	444,154	446,777

Income from continuing operations before income taxes	13,679	16,225	19,554	33,445
Income taxes	4,814	5,661	6,904	11,746
Income from continuing operations	8,865	10,564	12,650	21,699
Income (loss) from discontinued operations (b)	(207)	(629)	(930)	(1,431)

Net income (a) (c)	$8,658	$9,935	11,720	20,268

Earnings (loss) per share:
Basic:
Continuing operations	$.26	$.27	$.37	$.55
Discontinued operations	(.01)	(.02)	(.03)	(.04)
Net income	$.25	$.25	$.34	$.51
Diluted:
Continuing operations	$.26	$.27	$.37	$.55
Discontinued operations	(.01)	(.02)	(.03)	(.04)
Net income	$.25	$.25	$.34	$.51

Shares used to compute earnings (loss) per share:
Basic	33,997	39,402	34,231	39,337
Diluted	34,211	39,584	34,445	39,537

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TREDEGAR EARNINGS, page 9
Tredegar Corporation
Net Sales and Operating Profit by Segment
(In Thousands)
(Unaudited)

	Second Quarter Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Net Sales
Film Products	$135,529	$130,260	$267,843	$266,321
Aluminum Extrusions	92,682	99,412	183,747	203,183
Total net sales	228,211	229,672	451,590	469,504
Add back freight	5,797	5,210	10,898	10,265
Sales as shown in the Consolidated
Statements of Income	$234,008	$234,882	$462,488	$479,769

Operating Profit
Film Products:
Ongoing operations	13,479	13,762	$24,265	$30,582
Plant shutdowns, asset impairments and restructurings (a)	(944)	(26)	(4,649)	(393)

Aluminum Extrusions (b):
Ongoing operations	2,406	5,329	3,948	9,978
Plant shutdowns, asset impairments and restructurings (a)	(380)	(99)	(615)	(99)

AFBS:
Plant shutdowns, asset impairments and restructurings (a)	-	-	-	(366)
Total	14,561	18,966	22,949	39,702
Interest income	188	283	446	671
Interest expense	557	557	1,438	1,381
Stock option-based compensation costs	278	196	338	465
Corporate expenses, net	235	2,271	2,065	5,082
Income before income taxes	13,679	16,225	19,554	33,445
Income taxes	4,814	5,661	6,904	11,746
Income from continuing operations	8,865	10,564	12,650	21,699
Income (loss) from discontinued operations (b)	(207)	(629)	(930)	(1,431)
Net income (a) (c)	$8,658	$9,935	$11,720	$20,268

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TREDEGAR EARNINGS, page 10
Tredegar Corporation
Condensed Consolidated Balance Sheets
(In Thousands)
(Unaudited)

	June 30,	December 31,
	2008	2007
Assets

Cash & cash equivalents	$48,509	$48,217
Accounts & notes receivable, net	120,771	97,064
Income taxes recoverable	10,260	323
Inventories	36,715	48,666
Deferred income taxes	9,492	9,172
Prepaid expenses & other	7,418	4,077
Current assets of discontinued operation (b)	-	37,750
Total current assets	233,165	245,269

Property, plant & equipment, net	263,573	269,083
Other assets	120,229	116,759
Goodwill & other intangibles	136,164	135,907
Noncurrent assets of discontinued operation (b)	-	17,460
Total assets	$753,131	$784,478

Liabilities and Shareholders' Equity

Accounts payable	$71,602	$67,161
Accrued expenses	37,822	33,676
Current portion of long-term debt	585	540
Current liabilities of discontinued operation (b)	-	17,152
Total current liabilities	110,009	118,529

Long-term debt	56,397	81,516
Deferred income taxes	83,247	68,625
Other noncurrent liabilities	15,910	15,662
Noncurrent liabilities of discontinued operation (b)	-	8,818
Shareholders' equity	487,568	491,328

Total liabilities and shareholders' equity	$753,131	$784,478

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TREDEGAR EARNINGS, page 11

Tredegar Corporation
Condensed Consolidated Statement of Cash Flows
(In Thousands)
(Unaudited)

	Six Months Ended
	June 30
	2008	2007
Cash flows from operating activities:
Net income	$11,720	$20,268
Adjustments for noncash items:
Depreciation	22,379	22,785
Amortization of intangibles	63	75
Deferred income taxes	7,123	(2,528)
Accrued pension income and postretirement benefits	(2,825)	(897)
Loss on asset impairments and divestitures	3,337	338
Changes in assets and liabilities, net of effects of acquisitions and divestitures:
Accounts and notes receivables	(25,162)	(24,774)
Inventories	15,913	2,323
Income taxes recoverable	(9,803)	5,710
Prepaid expenses and other	828	1,658
Accounts payable and accrued expenses	2,086	11,343
Other, net	2,180	719
Net cash provided by operating activities	27,839	37,020
Cash flows from investing activities:
Capital expenditures	(10,461)	(12,070)
Investment in Harbinger in 2007 ($10 million) and real estate in 2008 and 2007	(1,722)	(11,056)
Proceeds from the sale of the aluminum extrusions business in Canada (net of cash included in sale and transaction costs)	23,616	-
Proceeds from the sale of assets and property disposals & reimbursements from customers for purchases of equipment in 2007	248	3,842
Net cash provided by (used in) investing activities	11,681	(19,284)
Cash flows from financing activities:
Dividends paid	(2,736)	(3,163)
Debt principal payments	(47,209)	(30,341)
Borrowings	22,000	-
Repurchases of Tredegar common stock	(12,904)	-
Proceeds from exercise of stock options	-	6,437
Net cash used in financing activities	(40,849)	(27,067)
Effect of exchange rate changes on cash	1,621	830
Decrease in cash and cash equivalents	292	(8,501)
Cash and cash equivalents at beginning of period	48,217	40,898
Cash and cash equivalents at end of period	$48,509	$32,397

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TREDEGAR EARNINGS, page 12

Selected Financial Measures
(In Millions)
(Unaudited)

	For the Twelve Months Ended June 30, 2008
	Film	Aluminum
	Products	Extrusions	Total
Operating profit from continuing ongoing operations	$53.1	$10.5	$63.6
Allocation of corporate overhead	(6.0)	(1.4)	(7.4)
Add back depreciation and amortization from continuing operations	35.3	8.3	43.6
Adjusted EBITDA from continuing operations (d)	$82.4	$17.4	$99.8

Selected balance sheet and other data as of June 30, 2008:
Net debt (cash) (e)	$8.5
Shares outstanding	33.9

Notes to the Financial Tables

(a)	Plant shutdowns, asset impairments and restructurings in the second quarter of 2008 include:

•	Pretax charge of $854,000 for asset impairments in Film Products;
•	Pretax charges of $365,000 for severance and other employee-related costs in connection with restructurings in Film Products ($90,000) and Aluminum Extrusions ($275,000); and
•
A pretax charge of $105,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments and restructurings in the first six months of 2008 include:
•	Pretax charges of $2.7 million for severance and other employee-related costs in connection with restructurings in Film Products ($2.2 million) and Aluminum Extrusions ($510,000);
•	Pretax charges of $2.5 million for asset impairments in Film Products; and
•
A pretax charge of $105,000 related to expected future environmental costs at the aluminum extrusions facility in Newnan, Georgia (included in "Cost of goods sold" in the condensed consolidated statements of income).

Plant shutdowns, asset impairments and restructurings in the second quarter of 2007 include:
•	A pretax charge of $99,000 for severance and other employee-related costs in Aluminum Extrusions; and
•	A pretax charge of $26,000 for costs related to the shutdown of the films manufacturing facility in LaGrange, Georgia.

Plant shutdowns, asset impairments and restructurings in the first six months of 2007 include:
•	A pretax charge of $366,000 related to the estimated loss on the sub-lease of a portion of the AFBS (formerly Therics) facility in Princeton, New Jersey;
•	Pretax charges of $338,000 for asset impairments in Film Products;
A pretax charge of $99,000 for severance and other employee-related costs in Aluminum Extrusions; and
•	A pretax charge of $55,000 for costs related to the shutdown of the films manufacturing facility in LaGrange, Georgia.

(b)
On February 12, 2008, Tredegar sold its aluminum extrusions business in Canada for a purchase price of $25.5 million to an affiliate of H.I.G. Capital. The purchase price is subject to adjustment based upon the actual working capital of the business at the time of sale. The final purchase price is estimated at $24.6 million, with the decline from the amount estimated at February 12, 2008, due to the excess of estimated working capital over actual working capital. Tredegar expects to realize cash income tax benefits in 2008 from the sale of approximately $12 million. All historical results for this business have been reflected as discontinued operations in the accompanying financial tables. The components of income (loss) from discontinued operations are presented below:

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TREDEGAR EARNINGS, page 13

	Second Quarter Ended		Six Months Ended
	June 30		June 30
(In thousands)	2008	2007	2008	2007

Income (loss) from operations before income taxes	$-	$(2,041)	$(391)	$(3,224)
Income tax cost (benefit) on operations	-	(729)	(98)	(1,110)
	-	(1,312)	(293)	(2,114)
Loss associated with asset impairments and disposal activities	(207)	-	(1,337)	-
Income tax cost (benefit) on asset impairments and costs associated with disposal activities	-	683	(700)	683
	(207)	683	(637)	683
Income (loss) from discontinued operations	$(207)	$(629)	$(930)	$(1,431)

(c)
Comprehensive income (loss), defined as net income and other comprehensive income (loss), was income of $10.8 million for the second quarter of 2008 and income of $16.2 million for the second quarter of 2007. Comprehensive income (loss) was income of $11.8 million for the first six months of 2008 and income of $29.1 million for the first six months of 2007. Other comprehensive income (loss) includes changes in unrealized gains and losses on available-for-sale securities, foreign currency translation adjustments, unrealized gains and losses on derivative financial instruments and amortization of prior service cost and net gains or losses from pension and other postretirement benefit plans recorded net of deferred taxes directly in shareholders’ equity.

(d)
Adjusted EBITDA for the twelve months ended June 30, 2008, represents income from continuing operations before interest, taxes, depreciation, amortization, unusual items and losses associated with plant shutdowns, asset impairments and restructurings, gains from the sale of assets, investment write-down, charges related to stock option awards accounted for under the fair value-based method and other items. Adjusted EBITDA is not intended to represent cash flow from operations as defined by GAAP and should not be considered as either an alternative to net income (as an indicator of operating performance) or to cash flow (as a measure of liquidity). Tredegar uses Adjusted EBITDA as a measure of unlevered (debt-free) operating cash flow. We also use it when comparing relative enterprise values of manufacturing companies and when measuring debt capacity. When comparing the valuations of a peer group of manufacturing companies, we express enterprise value as a multiple of Adjusted EBITDA. We believe Adjusted EBITDA is preferable to operating profit and other GAAP measures when applying a comparable multiple approach to enterprise valuation because it excludes the items noted above, measures of which may vary among peer companies.

(e)	Net debt is calculated as follows (in millions):

Debt	$57.0
Less: Cash and cash equivalents	(48.5)
Net debt	$8.5

Net debt is not intended to represent total debt or debt defined by GAAP. Net debt is utilized by management in evaluating the company's financial leverage and equity valuation and the company believes that investors also may find net debt to be helpful for the same purposes.

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